EXHIBIT 10.21
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     FIRST AMENDMENT TOMEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT ("First Amendment") is made this 30th day of December, 1999, by and among Cavanaughs Hospitality Corporation, a Washington corporation (the "Buyer"), October Hotel Investors, LLC, a Washington limited liability company ("October") and M and S Hotel LLC, a Washington limited liability company ("MS")(October and MS shall be referred to collectively herein as the "Seller").

     R E C I T A L S

     A. Bellevue Inn, LLC ("Bellevue Inn") is a limited liability company organized and existing under the laws of the state of Washington. Bellevue Inn has three Members (as that term is defined in the Bellevue Inn Operating Agreement (the "Operating Agreement")) with
         the following ownership percentages:  October - 25%; MS   25%; and
         WestCoast Bellevue Inn, Inc., a Washington corporation ("WC
         Bellevue")   50%.

     B. WC Bellevue is a wholly owned subsidiary of WestCoast Hotels, Inc., a Washington corporation ("WCH").

     C. The shareholders of WCH are selling the stock of WCH (the "WCH Sale") under the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement") by and among Buyer, Lisa Swanbeck Johnson, Rodney D. Olson and D. Michael Bashaw (Johnson, Olson and Bashaw shall be collectively referred to herein as "WCH Sellers") dated December 17, 1999. In exchange for their stock in WCH, the shareholders will receive cash, corporate bonds and certain assets of the Company. The WCH Sale will transfer indirect ownership of fifty percent (50%) of Bellevue Inn to Buyer.

     D. Under the terms and conditions of a MEMBERSHIP INTEREST PURCHASE AGREEMENT ("Purchase Agreement") dated as of 30th day of December, 1999, by and among Buyer and Seller, and conditioned upon the closing of the transactions contemplated in, and as defined in, the Stock Purchase Agreement ("Stock Purchase Closing"), Buyer will acquire from Seller, and Seller sells to Buyer the remaining fifty percent (50%) membership interest of Bellevue Inn, which is all of Seller's ownership interest in Bellevue Inn ("Bellevue Inn Interests").

     E. The sole purpose of this First Amendment is to incorporate into the Purchase Agreement the provisions from the Stock Purchase Agreement which provide for handling of Excess Working Capital as defined below.
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     NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

     EXCESS WORKING CAPITAL. Within sixty (60) days following the Closing, and in coordination with the preparation of the Excess Working Capital calculation for WestCoast described in Section 7(e) of the Stock Purchase Agreement, the Sellers shall cause the accounting firm of Gunning, Stenson & Price (the "Accountants"), the regular outside accounting firm for WestCoast, to prepare an audited, balance sheet for the Bellevue Inn Interests, prepared as of the Effective Date in accordance with GAAP ("Closing Balance Sheet"). As part of the preparation of the audited balance sheets, the Accountants shall calculate the amount, if any, of Excess Working Capital for the Bellevue Inn Interests as of the Effective Date. ("Excess Working Capital" means the amount, if any, by which current assets for the Bellevue Inn LLC exceeds current liabilities for Bellevue Inn LLC on the Effective Date). Current assets shall be determined in accordance with GAAP and shall include, but not limited to, cash, restricted cash according to loan escrow requirements (reduced by any amounts required for replacement or FF&E reserves), health care cash, reserves for property taxes and property/casualty insurance, marketable securities, accounts receivable, inventories, prepaid expenses, and deposits.
     With respect to the Bellevue Inn Interests, Excess Working Capital shall be calculated for Bellevue Inn LLC and that amount shall be multiplied by the equity percentage ownership of Sellers. Current liabilities will be determined in accordance with GAAP as of the Effective Date and will include but not limited to: accounts payable, accrued expenses, accrued payroll and related taxes, accrued vacation benefits, accrued sales/room/business occupancy taxes, reserves for incurred but not reported health insurance claims, property taxes, current maturities (which are principal amounts payable within one year excluding the U.S. Bank loan for the Bellevue Inn LLC), advance deposits for future business. The Buyer and its accountants shall have the right to review the calculation of Excess Working Capital and have access to the detailed financial records utilized by the Accountants in making the determination. In the event the Buyer objects to the calculation of the Excess Working Capital in writing within thirty (30) days following delivery of the Closing Balance Sheet and Excess Working Capital calculation, the dispute shall be resolved by arbitration in accordance with Section 12. In the event the Buyer does not object to the calculation of Excess Working Capital or in the event the amount of Excess Working Capital is determined through arbitration or agreement of the Parties, Excess Working Capital, if any, shall be paid to the Sellers within ten (10) days following that determinatio to the extent that the Excess Working Capital constitutes cash. In the event the Excess Working Capital
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     does not constitute cash, Buyer shall cause WestCoast to continue collection of the accounts receivable at the Effective Date, through the exercise of commercially reasonable collection efforts, and pay to Sellers cash received through such efforts, on a monthly basis for 12 months following Closing. In the event Excess Working Capital is a deficit the Seller shall pay to Buyer within ten (10) days the amount required to bring the Excess Working Capital calculation to zero.

     IN WITNESS WHEREOF, Cavanaughs has caused this instrument to be signed in its corporate name by its duly authorized officer and dated the day and year first above written.

                                   CAVANAUGHS HOSPITALITY CORPORATION

                                   By:
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                                        Its: Senior Vice President
                                        201 W. North River Drive, Suite 100
                                        Spokane, Washington 99201
                                        Facsimile: (509) 325-7324